EXHIBIT 2
Form of Lock-up Agreement

November 8, 2024

DIME COMMUNITY BANCSHARES, INC.
898 Veterans Memorial Highway, Suite 560
Hauppauge, NY 11788

RAYMOND JAMES & ASSOCIATES, INC. KEEFE, BRUYETTE & WOODS, INC. As Representatives (as defined below)

c/o Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716

c/o Keefe, Bruyette & Woods, Inc. 787 Seventh Avenue, 4th Floor New York, New York 10019

Re: Dime Community Bancshares, Inc. (the “Company”) - Restriction on Stock Sales

Dear Ladies and Gentlemen:

This letter agreement is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by Dime Community Bancshares, Inc., a New York corporation (the “Company”), as issuer, and Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the Underwriters as named and defined therein (the “Representatives” or “you”).

Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Underwriting Agreement.

Upon the terms and subject to the conditions of the Underwriting Agreement, the Underwriters intend to effect a public offering of the Shares, as described in and contemplated by the Registration Statement (the “Offering”).

The undersigned recognizes that it is in the best financial interests of the undersigned, as an executive officer or director of the Company that the Company complete the Offering.

The undersigned further recognizes that the Common Stock and/or the Company’s options, warrants or other securities (together, the “Company Securities”) held by the undersigned are, or may be, subject to certain restrictions on transferability, including those imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this letter agreement to further assure the Underwriters that the Company Securities of the undersigned, now held or hereafter acquired, will not enter the public market at a time that might impair the underwriting effort.

Therefore, as an inducement to the Underwriters to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that the undersigned will not (i) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) of any Company Securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof, or that may be deemed to be beneficially owned by the undersigned (collectively, the “Lock-Up Securities”), pursuant to the Act and the Exchange Act, for a period commencing on the date hereof and ending ninety (90) days after the date of the Prospectus, inclusive (the “Lock-Up Period”), without the prior written consent of the Representatives or (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may have hereafter to require the Company to register under the Act the Disposition of any of the Lock-Up Securities held by the undersigned, or to otherwise participate as a selling securityholder in any manner in any registration effected by the Company under the Act, including under the Registration Statement, during the Lock-Up Period. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Securities during the Lock- Up Period, even if such Lock-Up Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Securities.

The foregoing paragraph shall not apply to (a) transactions relating to Lock-Up Securities or other securities acquired in the open market after the completion of the Offering, (b) bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case that are made exclusively between and among the undersigned or members of the undersigned’s family, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (b) that (i) the transferee/donee agrees to be bound by the terms of this letter agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the 90-day period referred to above, and (iii) the undersigned notifies the Representatives at least two business days prior to the proposed transfer or disposition, (c) the vesting and/or exercise of warrants or the exercise of share options, restricted stock units, restricted stock awards or other derivative securities granted pursuant to the Company’s share option/incentive plans or otherwise outstanding on the date hereof, including any cashless exercise or any Disposition to satisfy withholding obligations, in each case on a “net exercise” basis; provided, that the restrictions shall apply to Lock-Up Securities issued upon such exercise, conversion or net share exercise forfeiture, provided, further, the restrictions and other provisions of this Lock-Up Agreement shall not apply to any securities that are received by the undersigned upon exercise, conversion or net share exercise forfeiture, or from which transfer restrictions are removed upon vesting of any restricted stock award, to the extent such securities are to be sold solely for the purpose of covering the tax obligations, (d) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Company Securities or securities convertible into, or exchangeable or exercisable for, Company Securities, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period (as the same may be extended pursuant to the provisions hereof); provided further, that the Company is not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the Commission under the Exchange Act during the lock-up period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan, and (e) any demands or requests for, exercise any right with respect to, or take any action in preparation of, the registration by the Company under the Securities Act of the undersigned’s Common Stock, provided that no transfer of the undersigned’s Common Stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the undersigned’s Common Stock during the Lock- Up Period.

It is understood that, if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, you will release the undersigned from the obligations under this letter agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Securities if such transfer would constitute a violation or breach of this letter agreement. This letter agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

            This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereunder. All claims arising out of the interpretation, application or enforcement, or otherwise relating to the subject matter, of this letter agreement, including, without limitation, any breach of this letter agreement, shall be settled by final and binding arbitration (the “Arbitration”) in New York, New York, in accordance with the commercial rules then prevailing of the American Arbitration Association by a panel of three (3) arbitrators appointed in accordance with the American Arbitration Association commercial rules. The decision of the arbitrators shall be binding on the undersigned and may be entered and enforced in any court of competent jurisdiction by the undersigned. The undersigned shall initially bear its own legal fees and costs in connection with the Arbitration provided, however, that it shall pay one-half of any filing fees, fees and expenses of the Arbitration. However, after the issuance of the award, the non-prevailing party (as determined by the arbitrators) will (i) bear all costs of Arbitration including the cost and expenses of the arbitrators and the cost of the proceedings and (ii) reimburse the prevailing party for its costs, expenses, attorneys’ fees and other legal expenses incurred in connection with the related dispute and the Arbitration. The Arbitration shall be pursued and brought to conclusion as rapidly as is possible. TO THE EXTENT PERMITTED BY LAW, THE UNDERSIGNED VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT.

Very truly yours,

Signature

/s/ Matthew Lindenbaum
Matthew Lindenbaum